UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 17, 2010

INTELIMAX MEDIA INC.
(Exact name of registrant as specified in its charter)

British Columbia	000-53685	None
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2320 – 555 West Hastings Street, Vancouver, British Columbia
(Address of principal executive offices)

V6B 4N4
(Zip Code)

(604) 742-111
Registrant’s telephone number, including area code

n/a
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Appointment of Principal Officers

On September 17, 2010, Intelimax Media Inc. (the “Company”, “we”, “us”) received a resignation from Charles Green.  On September 19, 2010, we received a resignation from Carl Schmidt.  Mr. Green resigned as the Company’s president, chief executive officer and director and Mr. Schmidt resigned as director of the Company.  Mr. Green’s and Mr. Schmidt’s resignations were not the result of any disagreements with the Company regarding its operations, policies, practices or otherwise.  The Company decreased the number of directors to three (3).

To fill the vacancy created by Mr. Green’s resignation, we appointed Raymond Slee, the Company’s current chief technical officer, as president, chief executive officer, and a director.

Raymond Slee, President, Chief Executive Officer, Chief Technical Officer and Director

Mr. Slee was appointed as chief technical officer of the Company on May 28, 2009.

Mr. Slee has more than 12 years experience in technological development, including 7 years of Distributed Systems Architecture and Design. Before joining Intelimax, Mr. Slee served as Chief Technical Officer for SwampFox Software Ltd. for 5 years (2002-2007). He was responsible for overseeing the design and implementation of an advanced graphical web site monitoring system called LiveSiteMonitor as well as LiveServiceDesk, a web communications product.  Prior to SwampFox Software Mr Slee worked within the London Financial Industry (1995-2002) as a Senior Systems Architect and Project Manager.  Mr. Slee graduated from the University of Maryland with a bachelor of Computer Science and Electrical Engineering degree in 1996.  Since 2007, Mr. Slee has been working with Intelimax and is the chief technical officer in charge of software development.

Our board of directors now consists of Michel Young, Richard Skujins and Raymond Slee.  There have been no transactions between our company and Mr. Slee since the company’s last fiscal year which would be required to be reported herein.  There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELIMAX MEDIA INC.

/s/ Raymond Slee
Raymond Slee
President and Director

Date:  September 22, 2010